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                                                                    EXHIBIT 10.2

                    SEPARATION AND GENERAL RELEASE AGREEMENT

     Mark P. Olesnavage ("Employee") and PERRIGO COMPANY ("Perrigo") enter into this Confidential Separation and General Release Agreement ("Agreement") to resolve all matters related to Employee's employment and separation from Perrigo.

     1. SEPARATION FROM EMPLOYMENT. By executing this Agreement, Employee agrees to end employment with Perrigo for any and all purposes effective June 30, 2005 (the "Separation Date"), and Employee's employment and all benefits and privileges associated therewith shall terminate pursuant to the terms of this Agreement.

     2. SEVERANCE. In consideration of Employee's willingness to enter into this Agreement and end employment as of the Separation Date, Perrigo agrees to provide Employee with the following discretionary pay and benefits, provided that Employee (1) signs and returns this Agreement, (2) has otherwise complied with this Agreement, and (3) allows the seven (7) day revocation period to expire.

     A. SEPARATION PAY. Perrigo will pay Employee the Employee's ending base salary at regular pay intervals for the period from June 30, 2005 through June 30, 2006, subject to normal payroll taxes and withholdings. In the event of Employee's death before June 30, 2006, remaining payments will be made to the surviving spouse of the Employee or, if none, to the estate of Employee.

     B. MIB BONUS. Employee will receive his Fiscal Year 2005 and Fiscal Year 2006 Management Incentive Bonus pursuant to the terms of that plan when paid to other eligible managers; for Fiscal Year 2006, Employee will participate in the Consolidated MIB plan, with a target bonus unchanged from 2005. In the event of Employee's death before the MIB bonus is paid, the MIB bonus will be paid to Employee's surviving spouse or, if none, to estate of Employee.

     C. BENEFITS. All of Employee's employment benefits shall terminate at the end of the month of June, 2005. However, when Employee and/or Employee's dependents make a timely COBRA health insurance continuation election, Perrigo will waive Employee's COBRA health insurance continuation premium from July 1, 2005, through June 30, 2006. After the COBRA premium waiver period, Employee shall be responsible for the cost of any available health insurance continuation coverage.

     D. STOCK OPTIONS. Employee's Perrigo stock options will continue to vest as if Employee remained employed with Perrigo beyond the Separation Date. All vested options may be exercised at any time prior to the end of their stated life. This vesting period has been approved by the Compensation Committee of Perrigo's Board of


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          Directors. Employee will continue to be able to participate in the cashless stock option exercise program. Employee agrees that he will receive no further stock option grants in Fiscal Years 2005 and 2006.

     E. OUTPLACEMENT SERVICES. Perrigo will pay the cost of outplacement services, through a job search firm of Perrigo's selection, up to $7,500.

     F. UNEMPLOYMENT. Perrigo and Employee agree that, since Employee will receive separation pay through June 30, 2006, Employee will not apply for unemployment benefits before June 30, 2006. Should Employee receive unemployment benefits during the separation pay period, those unemployment benefits will be offset against Employee's separation pay.

     G. DIRECTORS & OFFICERS INSURANCE. Perrigo affirms that its Directors & Officers Insurance covers Employee for claims arising out of activities that took place before the Separation Date.

Employee acknowledges that the pay and benefits provided in this paragraph 2 of the Agreement are provided in addition to any amounts/benefits that Employee is already entitled to receive from Perrigo and satisfy any claims Employee may have for pay and benefits against Perrigo, except for vested benefits under qualified retirement plans (including 401(k) and profit sharing) and deferred compensation plans applicable to Employee.

     3. In consideration of all additional discretionary pay and benefits provided to Employee under the terms of this Agreement, Employee agrees to the following:

     A. RELEASE AND WAIVER OF CLAIMS. Employee releases Perrigo from any and all legal or equitable claims arising from Employee's association, employment, or separation from employment with Perrigo. This release and waiver covers all claims and demands for relief, damages, costs, expenses, and causes of action of any kind or character, whether known or unknown, under federal, state, or local statute (including, but not limited to, claims for notice, retaliation, or race, sex, age, religion, disability, or national origin discrimination), common law (including fraud and breach of contract), or equity. This release and waiver specifically includes any existing claims Employee may have under the federal Age Discrimination in Employment Act of 1967 (29 USCss."621, et seq.) as of the date of this Agreement. Employee also waives any right to appeal under Perrigo policies or practices. For the purposes of this release and waiver, the term "Perrigo" includes Perrigo, its parent, affiliates, divisions, joint ventures, and related entities, and

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          all of their respective current and former Employees, board members, officers, and agents. Employee understands and agrees that this release and waiver of claims may be pled as a complete defense to and provide the basis for summary dismissal of any claim or entitlement released and waived by it which may be asserted or any suit or claim against Perrigo (as defined in this paragraph 3.a.).



     B. DUTY TO COOPERATE. Employee agrees to cooperate with and assist Perrigo and its attorneys in defending against any litigation, arbitration, or other claims which are currently pending, or which may be brought in the future against Perrigo and/or it's employees, officers, or directors that involve Employee in any way. Upon reasonable notice, Employee agrees to make himself available to, and will in good faith, answer questions, provide information, and prepare for and/or participate in any discovery procedures, interviews, testimony, hearings, arbitrations, trials, or other proceedings. Perrigo will reimburse Employee for any expenses reasonably incurred in meeting his obligations under this clause and, beyond the separation pay period, Perrigo will provide Employee with a fair and reasonable per diem.

     C. RETURN OF PERRIGO PROPERTY. All Perrigo property, including but not limited to the property listed in Employee's August 20, 2003 Noncompetition and Nondisclosure Agreement with Perrigo (attached as Exhibit A and incorporated in this Agreement by reference) shall be returned to Perrigo by June 30, 2005. Employee further agrees that this obligation covers any Perrigo property in any format including electronic format and Employee agrees he will keep no duplicates or copies of these materials or records.

     D. NON-DISPARAGEMENT. Employee will not, in any manner, publicly or privately, disparage or impugn the reputation or character of Perrigo or any of its policies, practices, officers, agents, employees, or board members. Additionally, Employee will not contact or communicate with current or former Perrigo officers, agents, employees, board members, customers, or suppliers, in whole or in part, to discuss or relate the circumstances of the events which led to the end of Employee's employment with Perrigo (beyond stating that Employee's position was eliminated due to a restructuring following the acquisition of Agis Industries) or to discourage them from working with Perrigo. Employee shall not improperly disrupt the business activities of Perrigo and its employees. Upon inquiry to any of Perrigo's executive

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          officers or human resources department, Perrigo will respond that
          Employee's position was eliminated due to a restructuring following the acquisition of Agis Industries.

     E. RE-EMPLOYMENT. If Employee applies for re-employment with Perrigo or any entity affiliated with it, Perrigo will be under no obligation to consider Employee's application.

     F. NONCOMPETITION, NONDISCLOSURE, INTELLECTUAL PROPERTY. By entering into this Agreement, Employee reaffirms the covenants and conditions of Employee's August 20, 2003 Noncompetition and Nondisclosure Agreement (attached as Exhibit A) and September 16, 2004 Employee Invention and Nondisclosure Agreement (attached as Exhibit B). Employee agrees that both of these agreements are incorporated into this Agreement as if fully restated in it. Employee agrees that the restrictions, commitments, and remedies contained in both agreements are reasonable in scope and duration and further agrees to the following:

          i. Expansion of restricted "Company Business" in the August 20, 2003 Noncompetition and Nondisclosure Agreement to include store brand and value brand OTC drug and nutritional products, and topical generic prescription pharmaceutical products, which Perrigo is currently marketing or actively planning to market.

          ii. Expansion of the Restriction on the Post-Employment Activities in the August 20, 2003 Noncompetition and Nondisclosure Agreement as "Company Business" is redefined in paragraph 3.f.i. above; and

          iii. For two (2) years following June 30, 2005, Employee specifically agrees not to engage in employment or any business opportunity (including consulting) with any of the following listed companies or their subsidiaries or joint ventures:


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               Alpharma                          LNK
               Altana                            Novartis
               G&W                               OHM/Ranbaxy
               Glades                            PDK Labs
               Guardian                          PFI
               Inverness                         Pharmavite
               Ivax                              PL Development
               Leiner Health Products            Taro
                                                 Watson


          iv. During the restriction period identified in 3.f.iii., above, should Employee receive an employment offer or entertain any business opportunity (including consulting) from a company listed in 3.f.iii. above, before acting on any such offer or opportunity, Employee shall review it with the President of Perrigo who, with reasonable assurances by Employee and Employee's subsequent employer or business associate, shall consider allowing Employee to pursue such offer or opportunity, if, in the sole discretion of the President, there would not be any material negative impact to Perrigo.

     4. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties and supersedes all previous oral and written agreements, except the 401(k), profit sharing, deferred compensation, or stock option agreements, or as otherwise expressly noted. Further, this Agreement can be modified only by a written agreement signed by Employee and Perrigo's Vice President - Human Resources.

     5. JUDICIAL MODIFICATION AND SAVINGS CLAUSE. The parties believe this Agreement to be legally enforceable, and it is the parties' intent that this Agreement and those incorporated by reference be enforced to the fullest extent allowed by law. If any portion of this Agreement is found to be invalid or unenforceable for any reason, any court or other tribunal adjudicating the rights and duties of the parties under this Agreement shall alter, modify and/or strike portions of the Agreement so that it will be enforceable to the fullest extent permitted by law. In the event that any provision of this Agreement (or any portion thereof) shall be found invalid or unenforceable, the remainder of that provision and the remainder of this Agreement shall be valid, binding and enforceable. With specific regard to California, Perrigo agrees that this Agreement and those incorporated by reference shall not be construed or enforced to restrain Employee from engaging in a lawful profession, trade, or business. However, Employee agrees, as with any breach of this Agreement, that Perrigo is entitled to invoke the remedies in paragraph 8.b. of this Agreement should the noncompetition restrictions contained in Employee's August 20, 2003 Noncompetition and Nondisclosure Agreement, as modified above in paragraph 3, be breached by Employee in California.


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     6. BINDING EFFECT. This Agreement shall be binding upon the parties to this
Agreement and their heirs, administrators, successors, and assigns and also to Employee's spouse and family. Should Employee be required to forfeit part of the consideration described above in paragraph 2 due to the Employee's breach of the Agreement, the agreement itself shall continue to be in full force and effect and be fully binding on Employee.

     7. GOVERNING LAW. This Agreement shall be construed according to the laws of the State of Michigan with venue and jurisdiction limited to the Circuit Court for Kent County, Michigan.

     8. REMEDIES. Employee acknowledges that the restrictions and covenants contained in this agreement are reasonable and necessary for the protection of the legitimate business interests of Perrigo and that any violation of these restrictions or covenants may cause substantial and irreparable harm to Perrigo. As a consequence thereof, Employee agrees:

     A. That Perrigo is entitled, in addition to other remedies available at law or equity, to preliminary and permanent injunctive relief to secure the specific performance of these covenants and to prevent a breach or contemplated breach of this Agreement

     B. As a partial remedy to Perrigo, if Employee in any way violates the covenants in paragraph 3.f.iv concerning the Listed Companies or materially violates the covenants in paragraph 3.d., Perrigo shall be entitled to immediately stop making and revoke any remaining separation pay, MIB bonus, benefits, and unvested stock options.

The forfeiture remedy is in addition to and does not displace any remedies lawfully available to Perrigo should Employee breach any covenant contained in this Agreement; Perrigo reserves all remedies available at law or equity except as expressly noted in this Agreement. With regard to the non-disparagement covenants in paragraph 3.d., Perrigo will not invoke the remedies in paragraph 8.a. and 8.b. against Employee without first giving Employee the opportunity to cure, unless Employee makes a statement(s) that cause Perrigo direct and significant harm. Employee acknowledges that the existence of any claim or cause of action against Perrigo by Employee, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by Perrigo of the restrictions and provisions contained in this Agreement.

     9. VOLUNTARY EXECUTION. Employee acknowledges that Employee has read this Agreement and those incorporated by reference , understands their terms, and has entered into this Agreement voluntarily. Employee acknowledges that he has been advised to consult with all attorney before entering into this Agreement. Employee acknowledges that Employee has been given a period of at least forty-five (45) calendar days within which to consider this Agreement and its waiver and release of claims, that

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Employee will have seven (7) calendar days to revoke this Agreement after
Employee signs it, and that this Agreement shall not become effective or enforceable until the revocation period has expired. Employee also acknowledges that he has received a disclosure of those eligible to participate in this separation program and those who are not (by department, job title, and age). If Employee decides to revoke this agreement, notice of revocation must be sent to:
Vice President of Human Resources, Perrigo, 515 Eastern Avenue, Allegan, MI 49010. Notice of revocation must be received by the end of the seventh day (5:00 p.m.) following the signing of this Agreement. Employee understands that he will not be eligible for any of the consideration identified in paragraph 2 if this Agreement is revoked.


Dated:  June 29, 2005               By: /s/ Mark P. Olesnavage
                                        ----------------------------------------
                                        Mark P. Olesnavage



                                    PERRIGO COMPANY


Dated: June 28, 2005                By: /s/ Michael R. Stewart
                                        ----------------------------------------
                                        Michael R. Stewart
                                        Its:  Vice President of Human Resources